Exhibit 2.1                                                                                                                                                  CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

 dated as of

January 16, 2008

among

     BEA SYSTEMS, INC.,

ORACLE CORPORATION,

and

BRONCO ACQUISITION CORPORATION

i

ii

                                            Exhibit A – Form of Voting Agreements

                                            Exhibit B – Form of Acceptable Confidentiality Agreement

                                            Exhibit C – Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 16, 2008, among BEA Systems, Inc., a Delaware corporation (the “Company”), Oracle Corporation, a Delaware corporation (“Parent”), and Bronco Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

     The parties hereto agree as follows:

     WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Subsidiary have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into the Company (the “Merger”) and the other transactions contemplated hereby, on the terms and conditions set forth herein; and

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in the form attached as Exhibit A hereto (the “Voting Agreements”) pursuant to which those stockholders, among other things, will agree to vote all voting securities in the Company beneficially owned by them in favor of the approval and adoption of this Agreement and the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions.

        (a) As used herein, the following terms have the following meanings:

     “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and other provisions that are not materially less favorable than those contained in the form attached hereto as Exhibit B.

     “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Person, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any

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sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 15% or more of the assets of the Company or any of its Subsidiaries (measured by the lesser of book or fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     “Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

     “Antitrust Prohibition” means any Order or decision entered by any Governmental Authority or any law, rule, regulation or other action established by any Governmental Authority, in each case, preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger.

     “Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

     “Change in Control Severance Plan” means the Company Change in Control Severance Plan, adopted by the Company Board on November 7, 2007.

     “Closing Date” means the date of Closing.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2007.

     “Company Balance Sheet Date” means January 31, 2007.

     “Company Board” means the Board of Directors of the Company. For purposes of this Agreement, unless otherwise specifically provided for herein, any determination or action by the Company Board shall be a determination or action approved by the greater of (i) a majority of the entire number of directors or (ii) the number of directors required to approve such action at a

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meeting duly called and held at which all members of the Company Board were present and voting.

     “Company IP” means any and all Intellectual Property that is used or is held for use in the business of the Company or any of its Subsidiaries as currently conducted.

     “Company Material Adverse Effect” means (i) a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) preventing the Company’s ability to consummate the Merger, excluding in the case of clause (i) above, alone or in combination, any adverse effect resulting from or arising out of (A) the announcement, pendency or consummation of the Merger (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, partners or suppliers related thereto), (B) general economic or political conditions (including acts of terrorism or war) that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company, (C) general conditions in the industry in which the Company and its Subsidiaries operate that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company, (D) any changes (after the date hereof) in GAAP or Applicable Law, (E) any failure to take any action as a result of restrictions or other prohibitions set forth in Section 6.01(b), or the taking of any specific action at the written direction of Parent or expressly required by this Agreement, (F) any failure of the Company to meet internal or analysts’ estimates or projections (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), or (G) any Proceeding made or brought by any holder of shares of Company Common Stock (on the holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Merger).

     “Company Patents” has the meaning set forth in Section 4.20(a) .

     “Company Products” means each product (including any software product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries that is listed in the Company’s most recent price book prior to the date of this Agreement.

     “Company Registered IP” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

     “Company Restricted Stock Award” means each award with respect to a share of restricted Company Common Stock outstanding under any Company Stock Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.

     “Company Rights” means the preferred stock purchase rights issued pursuant to the Company Rights Agreement.

     “Company Rights Agreement” means the Preferred Stock Rights Agreement, dated as of September 14, 2001, between the Company and EquiServe Trust Company, N.A., as Rights Agent thereunder, as amended on January 15, 2003.

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     “Company RSU” means each award of restricted stock units outstanding under any Company Stock Plan or otherwise.

     “Company Stock Option” means each compensatory option to purchase Company Common Stock outstanding under any Company Stock Plan or otherwise.

     “Company Stock Plan” means any stock option, stock incentive or other equity compensation plan or agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company.

     “Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

     “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Plans.

     “Delaware Law” means the General Corporation Law of the State of Delaware.

     “Designated Employees” shall mean those employees of the Company set forth on Section 7.02(c) of the Company Disclosure Schedule.

      “Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

     “Environmental Permits” means, with respect to any Person, all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

     “Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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     “Executive Officer” shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

     “GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

     “Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental body, agency, authority (including any Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     “Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority.

     “Harmful Code” means any program, routine, device or other feature, such as but not limited to any “back door,” “drop dead device,” “Trojan Horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry, but excluding license key mechanisms) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

     “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     “Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person.

     “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how,

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computer software programs (in both source code and object code form), business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

     “International Plan” means any Company Employee Plan that is entered into, maintained, administered or contributed to by the Company or any of its Affiliates, and covers any employee or former employee of the Company or any of its Subsidiaries who is or was employed by the Company or any of its Subsidiaries outside the United States.

     “Judgment” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person.

     “Knowledge of the Company” means knowledge, after reasonable inquiry, of each of the individuals identified in Section 1.01 of the Company Disclosure Schedule.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “Nasdaq” means the Nasdaq Global Select Market.

     “Order” means, with respect to any Person, any order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

     “Other Company Representations” shall mean the representations and warranties of the Company contained in Article 4, other than the Specified Company Representations.

     “Parent Stock” means the common stock, par value $0.01 per share, of Parent.

     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are (A) not yet due and payable as of the Closing Date or (B) being contested in good faith (and for which adequate accruals or reserves have been established on the most recent financial statements of the Company included in the most recent Form 10-K filed by the

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Company with the SEC prior to the date of this Agreement), (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business, and (iv) Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets to which they relate.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Proceeding” means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

     “Publicly Available Software” means: (i) any Software that contains, or is derived in any manner in whole or in part from, any Software that is distributed as free Software, open source Software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing or distribution models; and (ii) any Software that may require as a condition of use, hosting, modification and/or distribution of such Software, or of other Software used or developed with, incorporated into, derived from, or distributed with such Software, that such Software or other Software: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributed, hosted or otherwise made available at no or minimal charge; or (D) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such Software or other Software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such Software or other Software.

     “Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Company IP that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

     “Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

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     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

     “Specified Company Representations” shall mean the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.05(a), 4.05(c) and 4.25.

     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     “Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal which did not result from or arise out of a breach of Section 6.03 of this Agreement (other than any such breach that is unintentional and immaterial in effect), made by a Third Party, which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) owning, directly or indirectly, all of the outstanding shares of Company Common Stock, or all or substantially all of the consolidated assets of the Company and its Subsidiaries, and which Acquisition Proposal the Company Board determines in good faith, after considering the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms and the financability of such Acquisition Proposal), (i) is more favorable to the Company’s stockholders (other than Parent and its Affiliates) than as provided hereunder (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal pursuant to and in accordance with Section 6.03 or otherwise), (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the Third Party), (iii) is reasonably capable of being completed on the terms proposed and (iv) includes both: (x) termination and breakup fees payable to the Company by the Third Party in the same or greater amounts as those set forth in this Agreement, and (y) termination rights of the Third Party on terms no less favorable to the Company than the terms set forth in this Agreement, all from a Third Party capable of performing such terms.

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     “Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

     “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(d)
Agreement	Preamble
Antitrust Counsel Only Material	6.12(a)
Assumed Restricted Stock Award	2.06(b)
Award Exchange Ratio	2.06(a)
Board Recommendation	6.02(b)
Cashed Out Compensatory Awards	2.06(a)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Closing	2.01
Company	Preamble
Company Class B Common Stock	4.05(a)
Company Common Stock	4.05(a)
Company Compensatory Award	2.06(a)
Company Disclosure Schedule	Art IV
Company Employee Plan	4.16(a)
Company Patents	4.20(a)
Company Preferred Stock	4.05(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Series A Preferred Stock	4.05(a)
Company Subsidiary Securities	4.06(c)
Confidential Information	6.19
Continuing Employees	6.06(a)
Current Premium	6.11(a)
Dissenting Shares	2.05
Effective Time	2.02(b)
Employee Plan	4.16(a)
End Date	8.01(b)(i)
ESPP	2.06(d)
Exchange Agent	2.04(a)
Foreign Competition Laws	4.03
Governmental Antitrust Authority	6.12(b)
Indemnified Parties	6.11(b)
Insurance Policies	4.18
Intervening Event	6.03(d)(ii)
Leased Real Property	4.21(b)
Material Contract	4.14(b)

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Merger	Recitals
Merger Consideration	2.03(a)
Merger Subsidiary	Preamble
New Exercise Date	2.06(d)
Notice Period	6.03(d)(i)
Owned Real Property	4.21(b)
Parent	Preamble
Parent Expenses	9.04(e)
Parent Termination Fee	9.04(f)
Payment Fund	2.04(a)
Proxy Statement	4.09
Record Date	6.02(a)
Stockholder Approval	4.02(a)
Stockholder Meeting	6.02(a)
Surviving Corporation	2.02(c)
Tax	4.15(j)
Tax Return	4.15(j)
Taxing Authority	4.15(j)
Termination Fee	9.04(b)
Uncertificated Shares	2.04(a)
Voting Agreements	Recitals
WARN Act	4.17(b)

     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the

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currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
THE MERGER

     Section 2.01. The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 8:00 a.m., Pacific time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, unless another place is agreed to in writing by the parties hereto.

     Section 2.02. The Merger. (a) Upon the terms and subject to the conditions set forth herein, as soon as practicable after the Closing, the Company shall file with the Delaware Secretary of State a certificate of merger (the “Certificate of Merger”) in connection with the Merger in such form as is required by, and executed and acknowledged in accordance with, Delaware Law.

        (b) The Merger shall become effective on such date and at such time (the “Effective Time”) as the Certificate of Merger has been duly filed with the Delaware Secretary of State (or at such later time as may be agreed by the parties that is specified in the Certificate of Merger).

        (c) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

     Section 2.03. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

        (a) except as otherwise provided in Section 2.03(b), Section 2.05, or 2.06(b), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $19.375 in cash, without interest (the “Merger Consideration”);

        (b) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

        (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value

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$0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 2.04. Surrender and Payment.

        (a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”) and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). As of the Effective Time, Parent shall deposit with the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares that are not Company Restricted Stock Awards (the “Payment Fund”). The Payment Fund shall be invested in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.03, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

        (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be by this Section 2.04, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Certificates so surrendered shall immediately be cancelled.

        (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is

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registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

        (d) All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Uncertificated Shares and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

        (e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

        (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

     Section 2.05. Dissenting Shares. Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 2.03(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of Delaware Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of Delaware Law; provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such shares of

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Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice, instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, or to the extent required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

     Section 2.06. Company Stock Options and Restricted Stock Awards; ESPP.

        (a) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option, Company RSU, Assumed Restricted Stock Award, and other equity-based award denominated in shares of Company Common Stock (each such award, a “Company Compensatory Award”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable shall be assumed by Parent and converted automatically at the Effective Time into an option, restricted stock unit award, restricted stock award or other equity-based award, as the case may be, denominated in shares of Parent Stock and which has other terms and conditions substantially identical to those of the related Company Compensatory Award (including any accelerated vesting provisions therein) except that (i) the number of shares of Parent Stock subject to each such award shall be determined by multiplying the number of shares of Company Common Stock subject to such Company Compensatory Award immediately prior to the Effective Time by a fraction (the “Award Exchange Ratio”), the numerator of which is the per share Merger Consideration and the denominator of which is the average closing price of Parent Stock on Nasdaq over the five (5) trading days immediately preceding (but not including) the date on which the Effective Time occurs (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of Parent Stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise or purchase price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Compensatory Award immediately prior to the Effective Time divided by (y) the Award Exchange Ratio; provided, however, that in no case shall the exchange of a Company Stock Option be performed in a manner that is not in compliance with the adjustment requirements of Section 409A of the Code. The Company agrees that the assumption and adjustment of Company Compensatory Awards in accordance with this Section 2.06(a) shall preserve the compensation element of each Company Compensatory Award as of the Effective Time. Notwithstanding the foregoing, unless determined otherwise by Parent, each Company Compensatory Award that is held by a person who is not an employee of, or a consultant to, the Company or any Subsidiary of the Company immediately prior to the Effective Time (the “Cashed Out Compensatory Awards”) shall not be assumed by Parent pursuant to this Section 2.06 and shall, immediately prior to the Effective Time, be cancelled and extinguished and the vested portion thereof shall automatically be converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise or settlement of such

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Cashed Out Compensatory Award immediately prior to the Effective Time and (y) the Merger Consideration, less any per share exercise price of such Cashed Out Compensatory Award.

        (b) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Restricted Stock Award shall automatically be cancelled, and each share of Company Common Stock subject to a Company Restricted Stock Award shall be converted into the right to receive restricted stock units with respect to Parent Stock in accordance with the terms of this Section 2.06(b) and the vesting schedule for such Company Restricted Stock Award. As promptly as reasonably practicable after the Effective Time, upon receipt from the Company of a list of holders of Restricted Stock Awards (including the number of shares that were unvested immediately before the Effective Time), Parent shall send or cause the Surviving Corporation to send to each holder of a Restricted Stock Award a letter of transmittal and, upon confirmation to Parent’s satisfaction that such list does not duplicate the shares held by stockholders of record provided to the Exchange Agent for payment under Section 2.04, shall grant each such holder a restricted stock unit with respect to that number of shares of Parent Stock (rounded down to the nearest whole share) calculated by multiplying (i) the number of unvested shares of Company Common Stock subject to such Restricted Stock Award immediately prior to the Effective Time by (ii) the Award Exchange Ratio. Such restricted stock units shall vest in accordance with the applicable vesting schedule for such Company Restricted Stock Award. In no event shall this Section and Section 2.04 result in a duplication of benefits with respect to any Company Restricted Stock Awards. The restricted stock units shall include the right to receive dividend equivalents immediately upon payment of dividends to holders of Parent Stock and the other terms and conditions of such restricted stock units shall be substantially identical to the Company Restricted Stock Awards except to the extent necessary to reflect the fact that the restricted stock units are not actual shares of Parent Stock. The Company agrees that the conversion of Company Restricted Stock Awards into restricted stock units in accordance with this Section 2.06(b) shall act as the assumption of such Company Restricted Stock Awards. Notwithstanding anything to the contrary in this Section 2.06(b), each Company Restricted Stock Award held by a Designated Employee (an “Assumed Restricted Stock Award”) shall not be cancelled and converted into the right to receive restricted stock units pursuant to this Section 2.06(b), but instead each such Assumed Restricted Stock Award shall be assumed by Parent pursuant to Section 2.06(a) hereof.

        (c) Parent shall take such actions as are necessary for the assumption and conversion of the Company Compensatory Awards pursuant to this Section 2.06, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.06. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Company Compensatory Award an appropriate notice setting forth such holder’s rights pursuant to such Company Compensatory Award. Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of common stock of Parent issuable upon exercise of the assumed Company Compensatory Awards promptly following the Effective Time (and in no event later than 15 Business Days after the Effective Time) and Parent shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Compensatory Awards remain outstanding. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement. For the avoidance of doubt, the Form S-8 registration statement shall not cover any Cashed Out Compensatory Awards.

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        (d) The Company shall take such action as may be necessary to (i) establish an Exercise Date (as defined under the Company’s 1997 Employee Stock Purchase Plan, (the “ESPP”)) under the ESPP on the last day of the payroll period ending immediately prior to the Effective Time (but in all events at least five Business Days prior to the Effective Time) with respect to the Accrual Period (as defined in the ESPP) otherwise then in effect (the “New Exercise Date”); (ii) provide that no further Accrual Periods shall commence under the ESPP on or following the New Exercise Date; and (iii) terminate the ESPP as of the New Exercise Date. Each outstanding option under the ESPP on the new Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the ESPP.

        (e) Subject to Parent’s compliance with the preceding provisions of this Section 2.06, the parties agree that, following the Effective Time, no holder of a Company Compensatory Award or a Company Restricted Stock Award or any participant in any Company Stock Plan, or other Company Employee Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any Equity Interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

        (f) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions that are necessary for the assumption and conversion of the Company Compensatory Awards and Company Restricted Stock Awards pursuant to this Section 2.06.

     Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     Section 2.08. Withholding Rights. Each of Parent, Merger Subsidiary, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

     Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such

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lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3
THE SURVIVING CORPORATION

     Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit C hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

     Section 3.02. Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

     Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except (a) as disclosed in the Company SEC Documents (other than as set forth in the forward-looking statements or as set forth in the risk factors contained therein) filed after November 13, 2007 or (b) as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent as follows:

     Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore delivered, or otherwise made available through the SEC, to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect.

     Section 4.02. Corporate Authorization

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions

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contemplated hereby, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to approve and adopt this Agreement and the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

        (b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company’s stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby, (iii) approving and adopting an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, (iv) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the Delaware Law will not apply with respect to or as a result of the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby; (v) directing that the adoption of this Agreement, the Merger and the other transactions contemplated hereby be submitted to a vote of the stockholders of the Company at the Stockholder Meeting, and (vi) making the Board Recommendation.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions (the “Foreign Competition Laws”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or Nasdaq, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Judgment, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss

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of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authorization affecting, or relating in any way to, the property, assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that in determining whether a Company Material Adverse Effect would result, any adverse effect otherwise excluded solely by clause (A) of the definition of Company Material Adverse Effect shall be taken into account.

     Section 4.05. Capitalization.

        (a) The authorized capital stock of the Company consists of (i) 1,035,000,000 shares of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), of which 35,000,000 shares are designated as Class B Common Stock (the “Company Class B Common Stock”), (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”) and (iii) 1,035,000 shares of Series A Participating Preferred Stock (the “Company Series A Preferred Stock”). The rights and privileges of the Company Common Stock, including the Company Class B Common Stock, and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation, and the rights and privileges of the Company Series A Preferred Stock are as set forth in the Company Rights Agreement. At the close of business on January 14, 2008, 409,900,317 shares of Company Common Stock were issued and outstanding, none of which were designated Class B Common Stock, zero shares of Company Preferred Stock, including the Company Series A Preferred Stock, were issued and outstanding; Company Stock Options to purchase an aggregate of 59,935,330 shares of the Company Common Stock were issued and outstanding (of which Company Stock Options to purchase an aggregate of 43,286,357 shares of Company Common Stock were exercisable), with a weighted average exercise price of $13.42; and an aggregate of 2,148,774 shares of Company Common Stock were reserved for settlement of Company Compensatory Awards other than Company Stock Options. No Subsidiary of the Company owns any shares of Company Common Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

        (b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on January 14, 2008, a complete and correct list of (i) all outstanding Company Compensatory Awards, including with respect to each such award, the number of shares subject to such award, the name of the holder, the grant date, as to stock options, whether the award is an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, the exercise or purchase price per share, the vesting schedule and expiration date of each such award, and the form of award agreement pursuant to which such award was granted and (ii) all outstanding Company Restricted Stock Awards, including with respect to each Company Restricted Stock Award, the name of the holder, the grant date and vesting schedule, whether an

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83(b) election was taken under the Code with respect to such Company Restricted Stock Award, and the form of Company Restricted Stock Award grant agreement pursuant to which such award was granted. The Company Stock Plans are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted stock, stock appreciation rights or other compensatory equity-based awards have been or may be granted.

        (c) Except as set forth in this Section 4.05 and for changes since January 31, 2007 resulting from the exercise of Company Compensatory Awards outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Stock Options and Company Restricted Stock Awards may, by their terms, be treated in accordance with Section 2.06.

     Section 4.06. Subsidiaries.

        (a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business.

        (b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c) Section 4.06(c) of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company, as applicable: (i) its authorized capital stock, voting securities or ownership interests; (ii) the number and type of any capital stock, voting securities or ownership interests, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, outstanding; and (iii) the record owner(s) thereof. All of the outstanding

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capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (x) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (y) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company, or (z) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items set forth in Section 4.06(c) of the Company Disclosure Schedule being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. All of the Company Subsidiary Securities are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

        (d) Except for the Company Subsidiary Securities, the Company does not own, directly or indirectly, any capital stock of, or other equity, ownership, profit, voting or other interests in, any Person.

     Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

        (a) The Company has delivered, or otherwise made available through the SEC, to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended January 31, 2007, 2006 and 2005, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended October 31, 2007, July 31, 2007 and April 30, 2007, and (iii) its proxy or information statements relating to meetings of the stockholders of the Company since January 31, 2005, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since January 31, 2005 (the documents referred to in this Section 4.07(a) and Section 4.07(e), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

        (b) Since January 31, 2005, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

        (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such

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Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

        (d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (e) The Company has delivered, or otherwise made available through the SEC, to Parent copies of all comment letters received by the Company from the SEC since February 1, 2005 relating to the Company SEC Documents, together with all written responses of the Company thereto. To the Knowledge of the Company, there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

        (f) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since July 31, 2005 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

     Section 4.08. Financial Statements; Internal Controls.

        (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments in the case of any unaudited interim financial statements).

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        (b) The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely basis. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the year-ended January 31, 2007 (and to the Knowledge of the Company, no such deficiency or weakness been identified since such date).

        (c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

        (d) Since January 31, 2005, neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

        (e) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

        (f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons since January 1, 2005.

     Section 4.09. Disclosure Documents. The proxy or information statement of the Company to be filed with the SEC in connection with the Merger and any amendments or supplements thereto (the “Proxy Statement”) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to

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statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

     Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, except for actions taken pursuant to this Agreement in connection with the consummation of the Merger, (ii) through the date of this Agreement, there has not been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Sections 6.01(a), 6.01(b), 6.01(c), 6.01(d), 6.01(g), 6.01(j), 6.01(k) and 6.01(o) .

     Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

        (a) liabilities or obligations disclosed or provided for in the most recent financial statements of the Company included in the most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the SEC prior to the date of this Agreement or disclosed in the notes thereto;

        (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

        (c) liabilities or obligations incurred that are not in excess of $5,000,000 in the aggregate; and

        (d) liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby.

     Section 4.12. Litigation.

        (a) There is no Proceeding pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its stockholders (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) that (i) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) as of the date hereof, challenges the validity or propriety, or seeks to prevent or materially delay consummation of the Merger or any other transaction contemplated by this Agreement.

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        (b) Neither the Company nor any of its Subsidiaries is subject to any Judgment that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 4.13. Compliance with Applicable Law

        (a) The Company and each of its Subsidiaries is and, since February 1, 2005 has been, in compliance in all material respects with all Applicable Laws and Judgments, except where the failure to be in compliance has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since February 1, 2005 (i) of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance with any Applicable Law or Judgment, except for such noncompliance that has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted, except where the failure to have such Governmental Authorizations has not had and would not reasonably be expected to have a Company Material Adverse Effect. There have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any such Governmental Authorizations.

     Section 4.14. Material Contracts

        (a) Section 4.14 of the Company Disclosure Schedule contains a complete and correct list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets:

      (i) Contract between the Company or any of its Subsidiaries and any of the 20 largest licensees or other customers of the Company and its Subsidiaries (determined on the basis of aggregate license fees recognized by the Company and its Subsidiaries over the four (4) consecutive fiscal quarter periods ended July 31, 2007);

       (ii) except for the Contracts disclosed in clause (i) above, each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, providing for either (i) recurring annual payments by the Company after the date hereof of $1,000,000 or more or (ii) aggregate payments or potential aggregate payments by the Company after the date hereof of $2,500,000 or more;

      (iii) Contract that contains any provisions restricting the Company or any of its current Affiliates or their successors from competing or engaging in any material respect (A) in any line of business or with any Person or in any area or (B) pursuant to which any

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         benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date;

      (iv) Contract that (A) grants any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Company IP, (C) contains any provision that requires the purchase of all or a given portion of the Company’s or any of its Subsidiaries’ requirements from a given third party, or any other similar provision, or (D) provided for payments either historically or after the date hereof of more than $1,000,000 annually that grants “most favored nation” rights;

      (v) lease or sublease (whether of real or personal property) to which the Company or any of its Subsidiaries is party as either lessor or lessee, providing for either (i) annual payments after the date hereof of $1,000,000 or more or (ii) aggregate payments after the date hereof of $3,000,000 or more;

      (vi) Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any Third Party with access to source code, to provide for source code to be put in escrow or to refrain from granting license or franchise rights to any other person;

      (vii) Contract pursuant to which the Company or any of its Subsidiaries has or has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

      (viii) Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $1,500,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

      (ix) Contract pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens and other than Contracts with customers entered into in the ordinary course of business consistent with past practice;

      (x) Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than (i) extensions of credit in the ordinary course of business consistent with past practice and (ii) investments in marketable securities in the ordinary course of business);

      (xi) Contract under which the Company or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $2,000,000;

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     (xii) any Contract involving recurring annual payments by or to the Company after the date hereof in excess of $3,000,000 that is (i) (A) between the Company or any of its Subsidiaries and any Governmental Authority, or (B) between the Company or any of its Subsidiaries, as a subcontractor and any prime contractor to any Governmental Authority, or (ii) to the Knowledge of the Company, financed by any Governmental Authority and subject to the rules and regulations of any Governmental Authority concerning procurement;

     (xiii) partnership, joint venture or other similar Contract or arrangement material to the Company and its Subsidiaries, taken as a whole;

     (xiv) Contract for the development for the benefit of the Company or any of its Subsidiaries by any party other than the Company or its Subsidiaries, of Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole;

     (xv) employee collective bargaining agreement or other Contract with any labor union;

     (xvi) Contract entered into in the last three (3) years in connection with the settlement or other resolution of any Proceeding that has any continuing material obligations, liabilities or restrictions or involved payment of more than $500,000;

     (xvii) Contract providing for indemnification of any Person with respect to material liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person other than indemnification obligations of the Company or any of its Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or that would not reasonably be expected to have a Company Material Adverse Effect; or

     (xviii) except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601 of Regulation S-K under the Securities Act, or that is otherwise material to Company and its Subsidiaries, taken as whole.

        (b) Each Contract disclosed in Section 4.14(a) of the Company Disclosure Schedule, required to be disclosed pursuant to this Section or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries has received any notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Material Contract that has not terminated or expired (in each case according to its terms) prior to the date of this Agreement

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(nor has there been anything that a reasonable person would consider an indication that any such notice of termination will be served on or after the date of this Agreement on the Company by any counterparty to a Material Contract). None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

        (c) Complete and correct copies of each Material Contract, as amended and supplemented, have been delivered, or otherwise made available through the SEC, by the Company to Parent.

     Section 4.15. Taxes.

        (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all income, franchise and other Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account extensions) in accordance with all Applicable Laws, (ii) all such Tax Returns are true and complete in all respects, (iii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable (whether or not shown on any Tax Return), (iv) all Taxes that the Company or any of its Subsidiaries is or was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person have been duly withheld or collected and have been timely paid, to the extent required, to the proper Taxing Authority, except in each case of clauses (i) through (iv), with respect to matters both that are contested in good faith and for which adequate reserves have been established, in accordance with GAAP, (v) where payment of Taxes is not yet due, the Company and its Subsidiaries have established (or have had established on their behalf) an adequate accrual, in accordance with GAAP, for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, and (vi) since the end of the last period referred to in the preceding clause (v), neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and past practice;

        (b) (i) The federal and material state income Tax Returns of the Company and its Subsidiaries through the taxable year ended January 31, 2001 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; and (ii) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations period applicable to any federal or material state income Tax Return, which period (after giving effect to such extension or waiver) has not yet expired;

        (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, or, if claimed, proposed or assessed in writing after the date hereof, deficiencies (x) that have been

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paid or otherwise resolved or (y) both that are contested in good faith and for which adequate reserves have been established, in accordance with GAAP; (ii) as of the date hereof, there is no claim, audit, action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of Taxes; and (iii) no claim has been made in the last three years by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income Tax Returns that it is or may be subject to taxation by that jurisdiction;

        (d) There are no material Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable;

        (e) During the three-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code;

        (f) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or Section 301.6111-2(b)(2);

        (g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company or any Subsidiary is or was the common parent); and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

        (h) There are no material Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Company or any of its Subsidiaries;

        (i) [Intentionally Omitted]; and

        (j) “Tax” means any tax or other like governmental assessment or charge of any kind whatsoever (including withholding required by applicable Tax law on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign). “Tax Return” means any report, return, document, declaration or other information required to be filed with a Taxing Authority, including information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

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     Section 4.16. Employee Benefit Plans.

        (a) Section 4.16 of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan, other than a list of International Plans, which shall be delivered as soon as practicable after the date hereof. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (each, an “Employee Plan”) which is maintained, administered or contributed to by the Company or any of its Subsidiaries.

        (b) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA, any non-U.S. defined benefit plan, or any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA.

        (c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued. Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan, except for such noncompliance that has not had and would not reasonably be expected to have a Company Material Adverse Effect. No events have occurred with respect to any Company Employee Plan that could result in a material payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

        (d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan.

        (e) Since January 1, 2006, the Company has not paid any special or non-routine bonus or incentive payment to any Executive Officer and there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment as a result of the transactions contemplated hereby, or could give

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rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

        (f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

        (g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority.

        (h) No independent committee has been established in accordance with Section 13 of the Change in Control Severance Plan. As of the date hereof, no Company employee’s employment has been terminated (nor has the Company requested their employment be terminated) in a termination that may be a “Qualified Termination” within the meaning of Section 2(x) of the Change in Control Severance Plan.

        (i) Each Company Employee Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has, at all times, been administered in good faith material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder; in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder. Each Company Stock Option is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code. Each Company Stock Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

        (j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, according to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no assumptions and valuations or is unfunded, according to commercially reasonable actuarial assumptions and valuations), as of the Effective Time the total amount or value of the funds available under such International Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeds the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which Parent, the Company or any of their Subsidiaries has or would have after the Effective Time any obligation.

        (k) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Effective Time.

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     Section 4.17. Labor and Employment Matters.

        (a) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the Knowledge of the Company to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three (3) years there has not been any such action.

        (b) Since February 1, 2005, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act.

     Section 4.18. Insurance Policies. Section 4.18 of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy. All of the Insurance Policies or renewals thereof are in full force and effect. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, any Insurance Policy.

     Section 4.19. Environmental Matters.

        (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

     (i) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law;

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     (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits of the Company;

     (iii) there has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries; and

     (iv) there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

        (b) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

        (c) For purposes of this Section 4.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

     Section 4.20. Intellectual Property.

        (a) (i) Section 4.20(a) of the Company Disclosure Schedule lists and separately identifies as of the date of this Agreement: (x) all Company Registered IP (setting forth, for each item, the full legal name of the owner of record and including the following information: (I) for each patent and patent application included in the Company Registered IP (collectively, the “Company Patents”), the patent number or application serial number for each applicable jurisdiction and the date filed or issued; (II) for each registered trademark, trade name or service mark, the application serial number or registration number, for each country and province and state, and the class of good covered; (III) for any URL or domain name, the registration date, any renewal date and name of registry; (IV) for each registered mask work, the date of first commercial exploitation, the registration number and date of registration, for each by country, province and state; and (V) for each registered copyrighted work, the number and date of registration for each by country, province and state in which a copyright application has been registered); and (y) all hardware products and tools, software and firmware products and tools, and services that are both material to the Company and are currently sold, published, offered for sale, or under development by the Company or any of its Subsidiaries.

     (ii) The Company and each of its Subsidiaries has complied with all the requirements of all United States and foreign patent offices and all other applicable Governmental Authorities to maintain the Company Patents in full force and effect, including payment of all required material fees when due to such offices or agencies.

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        (b) Each item of material Company IP is either: (i) owned solely by the Company free and clear of any Liens other than Permitted Liens, or (ii) rightfully used and authorized for use by the Company and each of its Subsidiaries and their respective permitted successors pursuant to a valid and enforceable written license. The Company and each of its Subsidiaries has and has had all rights in the Company IP necessary to carry out the Company’s and its Subsidiaries’ current activities.

        (c) Since February 1, 2005, the Company and each of its Subsidiaries has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of, and, to the Knowledge of the Company, the Company is in compliance in all material respects with, any material license, sublicense or other agreement to which the Company or any of its Subsidiaries is a party or is otherwise bound relating to any of material Company IP, nor does the Company have knowledge of any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). To the Knowledge of the Company as of the date hereof, (i) immediately following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such contracts, licenses and agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company or any of its Subsidiaries would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred and (ii) neither the Company nor any of its Subsidiaries is obligated to provide any material consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any material consideration, with respect to any exercise of rights by the Company, any of its Subsidiaries or the Surviving Corporation, as successor to the Company or any of its Subsidiaries in the Company IP.

        (d) Other than as would not reasonably be expected to have a Company Material Adverse Effect, (i) the use of the Company IP by the Company or any of its Subsidiaries as currently used has not infringed and does not and will not infringe any other Person’s copyrights, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other intellectual property right, nor give rise to any claim of unfair competition under any Applicable Law, (ii) no written claims (x) challenging the validity, enforceability, effectiveness or ownership by the Company or any of its Subsidiaries of any of the Company IP or (y) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company IP by the Company or any of its Subsidiaries or by any licensee of the Company or any of its Subsidiaries infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against the Company or any of its Subsidiaries during the five (5) year period immediately preceding the date hereof, nor is any such written claim currently pending, and, to the Knowledge of the Company, no such claim is threatened by any Person and there does not exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered IP, other than review of pending patent and trademark applications, and to the Knowledge of the Company no such proceedings are threatened or contemplated by any Governmental Authority or any other Person. To the Knowledge of the Company, there is no unauthorized use,

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infringement, or misappropriation of any Company IP owned by the Company or any of its Subsidiaries by any third party or by any current, former, or retired employee, officer, or director of the Company or any of its Subsidiaries.

        (e) The Company and each of its Subsidiaries has obtained from all parties (including each current, former, or retired employee, officer, and director of the Company and each of its Subsidiaries) who have created any portion of, or otherwise who would have any rights in or to, the Company IP owned by the Company or any of its Subsidiaries valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and its Subsidiaries.

        (f) The transactions contemplated by this Agreement will not materially impair or otherwise materially adversely affect any rights of the Company or any of its Subsidiaries in any Company IP.

        (g) Other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company IP, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code to any Person who is not, as of the date of this agreement, an employee of the Company or its Subsidiaries.

        (h) The Company and each of its Subsidiaries has taken commercially reasonable measures to protect its ownership of, and rights in, all Company IP owned by the Company or any of its Subsidiaries in accordance with standard industry practices. Without limiting the foregoing, the Company and its Subsidiaries use commercially reasonable efforts not to make any of their trade secrets or other confidential or proprietary information that they intend to maintain as confidential (including source code with respect to Company IP) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

        (i) The Company IP does not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. To the Knowledge of the Company, none of the Company IP contains any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person.

        (j) Section 4.20(j) of the Company Disclosure Schedule sets forth a complete and accurate list of all material license and similar agreements granting any right (whether contingent or otherwise) to use or practice any rights under any Company IP, indicating for each such agreement whether the Company or any of its Subsidiaries is the licensee or licensor thereunder, excluding any agreements required to be listed on or expressly exempted from being listed on Section 4.20(k), (l) as if such Section applied to all Company Products) and (n) of the Company Disclosure Schedule.

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        (k) Section 4.20(k) of the Company Disclosure Schedule contains a true and complete list in all material respects of all third-party Software (i) sold with, incorporated into, distributed in connection with or used in the development of any Company Product or (ii) used or held for use by the Company or any of its Subsidiaries for any other purpose (excluding any Publicly Available Software and, for purposes of clause (ii) only, any generally available, off-the-shelf software programs licensed to the Company on standard terms), setting forth for each such item (A) all licenses and similar agreements pursuant to which the Company or any of its Subsidiaries holds rights thereto, (B) the Company Product(s) to which the item relates, if any, (C) whether such item is embedded in, bundled or otherwise distributed with any Company Product and, if so, specifying whether such item is embedded, bundled or otherwise distributed in source or binary form, (D) whether such item is used, offered or made available, whether alone or as part of any Company Product (including any Company Product currently under development), on a hosted or similar basis by the Company or any of its Subsidiaries, and (E) whether such item has been modified by or on behalf of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company or any of its Subsidiaries hold rights to any third-party Intellectual Property, nor received any notice of intent to conduct any such audit.

        (l) Section 4.20(l) of the Company Disclosure Schedule, contains a true and complete list of all code sold with, incorporated into, or distributed in connection with any Company Product set forth on Section 4.20(l) that is, in whole or in part, subject to the provisions of any license to Publicly Available Software, setting forth for each such item (i) all licenses and similar agreements pursuant to which the Company or any of its Subsidiaries holds rights thereto, (ii) the Company Product(s) to which the item relates, (iii) whether such item is embedded in, bundled or otherwise distributed with any Company Product and, if so, specifying whether such item is embedded, bundled or otherwise distributed in source or binary form, (iv) whether such item is used, offered or made available, whether alone or as part of any Company Product (including any Company Product currently under development), on a hosted or similar basis by the Company or any of its Subsidiaries, and (v) whether such item has been modified by or on behalf of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has incorporated into any Company Product (including any Company Product currently under development) or otherwise accessed, used or distributed any Publicly Available Software, in whole or in part, in a manner that may (x) require or condition the use, hosting, or distribution of any Company IP on the disclosure, licensing, or distribution of any source code for any portion of such Company IP or (y) otherwise impose any limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use, host, or distribute any Company IP, and neither the Company nor any of its Subsidiaries has any plans to do any of the foregoing.

        (m) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Company IP owned by the Company or any of its Subsidiaries to any other Person.

        (n) No funding, facilities or personnel of any educational institution or Governmental Authority were used to develop or create, in whole or in part, any material Company IP owned or purported to be owned by the Company or any of its Subsidiaries, including any portion of any Company Product, in a manner that could require the Company or any of its Subsidiaries to grant

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or offer to any other Person any license or other rights in such Company IP. Except as specified on Section 4.20(n) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization.

        (o) Except as set forth on Section 4.20(o) of the Company Disclosure Schedule, other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Company IP or any Intellectual Property that was formerly Company IP.

        (p) Except as set forth on Section 4.20(p) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is obligated to provide any material improvement, enhancement, change in functionality or other alteration to the performance of any Company Product, other than error corrections and upgrades if and when made available to Company’s customers generally. The versions of the Company Products currently supported by the Company and its Subsidiaries are set forth on Section 4.20(p) of the Company Disclosure Schedule. Except as set forth on Section 4.20(p) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted any other Person the right to furnish support or maintenance services with respect to any Company Products to any other Person, other than any reseller or ISV partner or similar agreements under which a Third Party is obligated to provide a portion of standalone support services.

     Section 4.21. Properties.

        (a) (i) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material real properties and material tangible assets and (ii) all such assets and real properties, other than assets and real properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

        (b) Section 4.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property currently owned by the Company or any of its Subsidiaries (each, an “Owned Real Property”) and leased by the Company or any of its Subsidiaries in respect of which the Company or any of its Subsidiaries has annual rental obligations of $500,000 or more (each, a “Leased Real Property”).

        (c) With respect to each material Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any material portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of the Owned Real Property and the Leased Real Property, except where the failure to have such possession would not reasonably be expected to have a Company Material Adverse Effect.

     Section 4.22. Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns 5% or more of the Company Common Stock, or director or Executive Officer

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of the Company or, to the Knowledge of the Company, any Affiliate of any such owner, Executive Officer or director, and (ii) no event has occurred since January 31, 2005 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     Section 4.23. Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor (to the Knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries or (ii) made any bribe or kickback, illegal political contribution or other unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977.

     Section 4.24. Finders’ Fees. Except for Goldman, Sachs & Co., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

     Section 4.25. Opinion of Financial Advisor. The Company Board has received from the Company’s financial advisor, Goldman Sachs & Co., an opinion, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters and limitations set forth therein, the $19.375 in cash per share of Company Common Stock to be received in the Merger by the holders of Company Common Stock is fair, from a financial point of view, to such holders. A signed copy of such opinion shall be delivered to Parent as soon as reasonably practicable following the date hereof for information purposes only.

     Section 4.26. Antitakeover Statutes and Company Rights Agreement.

        (a) The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements and the other transactions contemplated hereby or thereby from the restrictions on business combinations and voting requirements contained in Section 203 of Delaware Law. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Applicable Law applies to the Merger, this Agreement, the Voting Agreements or any of the other transactions contemplated hereby or thereby.

        (b) The Company has taken all action necessary (i) to render the Company Rights Agreement inapplicable to the Merger, this Agreement, the Voting Agreements and the other transactions contemplated hereby or thereby, and (ii) to ensure that (A) neither Parent, Merger Subsidiary nor any of their Affiliates will become an “Acquiring Person” (as such term is defined in the Company Rights Agreement) and (B) neither a “Shares Acquisition Date” nor a “Distribution Date” (each as defined in the Company Rights Agreement) shall occur, in each case, by reason of the approval or execution of this Agreement, the announcement or

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consummation of the Merger, this Agreement, the Voting Agreements or the transactions contemplated hereby and thereby; and (iii) to cause the Company Rights Agreement to terminate at the Effective Time.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to the Company that:

     Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

     Section 5.02. Corporate Authorization. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

     Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) the Foreign Competition Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair Parent’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

     Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Judgment, or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or

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default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, Merger Subsidiary or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     Section 5.05. Disclosure Documents. None of the information provided by Parent specifically for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 5.06. Litigation. As of the date hereof, there is no Proceeding pending against or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries that would reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any Judgment that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

     Section 5.07. Financing. At the Closing, Parent will have sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to pay the aggregate Merger Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.

ARTICLE 6
COVENANTS

     Section 6.01. Conduct of the Company. Except for matters expressly permitted or contemplated by this Agreement, any other agreement or instrument being entered into in connection with this Agreement or as set forth on Section 6.01 of the Company Disclosure Schedule, required by Applicable Law or with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its material assets, Intellectual Property and business organization, (ii) keep available the services of its directors, officers and employees, (iii) maintain in effect all of its material Governmental Authorizations and (iv) maintain satisfactory relationships with its material customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement, any other agreement or instrument being entered into in connection with this Agreement or as set forth on Section 6.01 of the Company Disclosure Schedule, or required by Applicable Law, the Company shall not, nor shall it permit any of its

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Subsidiaries to, do any of the following without the prior written consent of Parent (which consent shall not in the case of clauses (c)(i)(C), (e), (f), (g), (h)(i), (h)(ii), (k), (m), (n), (o) and (h)(iii) (with respect to amendments to Company Employee Plans or entering into offer letters with non-executive officer employees in the ordinary course of business consistent with past practice), be unreasonably withheld or delayed, and which consent shall be presumed to have been granted in the case of clauses (e), (f) and (g) if the Company sends a written notice via national overnight courier to the Senior Vice President, Corporate Development, and General Counsel of Parent and does not receive a response from Parent within five (5) Business Days of requesting consent):

        (a) amend the Company’s certificate of incorporation, bylaws or other comparable charter or organizational documents of the Company (whether by merger, consolidation or otherwise);

        (b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent (except distributions under the ESPP in the ordinary course and for distributions resulting from the vesting or exercise of Company Compensatory Awards), (ii) split, combine or reclassify any capital stock of the Company, (iii) except as otherwise provided in Section 6.01(c) below, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, (iv) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for acquisitions of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price and/or withholding taxes or (v) take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any of its Subsidiaries and that would be materially adverse to the Company and its Subsidiaries, taken as a whole;

        (c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or pursuant to the terms of the Company Restricted Stock Units that are outstanding on the date of this Agreement, in each case in accordance with the applicable equity award’s terms as in effect on the date of this Agreement, (B) the issuance of shares of Company Common Stock pursuant to the ESPP and in accordance with Section 2.06(e), or (C) the issuance of Company Stock Options with respect to no more than (1) 10,500,000 shares of Company Common Stock in the aggregate in the first fiscal quarter of 2008 and (2) 500,000 shares of Company Common Stock in the aggregate in any subsequent fiscal quarter to employees in the ordinary course of business consistent with past practice, with a per share exercise price of no less than the then-current market price of a share of Company Common Stock, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

        (d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other

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reorganization, each with respect to the Company or any of its Subsidiaries other than transactions solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

        (e) incur any capital expenditures or any obligations or liabilities in respect thereof (i) with respect to expenditures other than for the improvement of Owned Real Property that are in excess of $7,500,000 in the aggregate in any particular fiscal quarter or (ii) $5,000,000 for the improvement of Owned Real Property;

        (f) acquire any assets or capital stock of any Person or division thereof in connection with a purchase of such Person’s business whether in whole or in part (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise);

        (g) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its material Intellectual Property, material assets or material properties except (i) pursuant to existing contracts or commitments, (ii) sales of inventory or used equipment in the ordinary course of business consistent with past practice, (iii) Permitted Liens incurred in the ordinary course of business consistent with past practice or (iv) pursuant to Contracts contemplated by Section 6.01(m)(i)-(vi);

        (h) (i) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any (A) increase in compensation, (B) bonus or (C) benefits in addition to those pursuant to arrangements in effect on the date hereof, except annual merit increases in base salaries of non-executive officer employees of the Company and its Subsidiaries in the ordinary course consistent with past practice approved prior to the date hereof that, in the aggregate, (x) do not exceed 6% of the aggregate current annualized base salaries of all non-executive officers of the Company or (y) 6% in the aggregate and 8% for any individual executive officer employees of the Company, (ii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination in the ordinary course of any such Person to the extent required under Applicable Law or existing plans, policies, agreements or arrangements listed on Section 4.16(a) of the Company Disclosure Schedule, (iii) establish, adopt, enter into or amend any Company Employee Plan (other than offer letters that contemplate “at will” employment without severance benefits) or collective bargaining agreement, in each case except as required by Applicable Law, (iv) take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan except to the extent required pursuant to the terms thereof or Applicable Law, (v) appoint an independent committee pursuant to Section 13 of the Change in Control Severance Plan, (vi) establish or fund a trust for paying benefits under any Company Employee Plan, including Section 15 of the Change in Control Severance Plan, (vii) terminate the employment of any Company employee eligible for benefits under the Change in Control Severance Plan or any other Company Employee Plan in a termination that would reasonably be expected to be a “Qualified Termination” within the meaning of Section 2(x) of the Change in Control Severance Plan or would reasonably be expected to result in the payment of severance or similar benefits under any of the change in control agreements listed on Section 7.02(c) of the Company Disclosure

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Scheduleor (viii) make any Person a beneficiary of any retention plan under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement;

        (i) hire any new employee except for Persons who expressly agree in writing to waive the right to payments or benefits under the Change in Control Severance Plan or any other similar Company Employee Plan in connection with the transactions contemplated by this Agreement;

        (j) (A) write-down any of its material assets, including any Company IP, or (B) make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with the Company’s independent auditor);

        (k) (A) (i) repurchase or prepay any Indebtedness in excess of $5,000,000 in the aggregate or (ii) incur any Indebtedness, other than drawdowns under existing credit facilities, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than (x) in connection with the financing of ordinary course trade payables consistent with past practice, or (y) accounts payable in the ordinary course of business consistent with past practice), or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) to the Company or any of its Subsidiaries, (y) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice or (z) pursuant to existing Contracts;

        (l) agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting the Company, any of its Subsidiaries or any of their respective Affiliates, from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the consummation of the Merger or the Closing Date other than in connection with customer Contracts entered into in the ordinary course of business consistent with past practice;

        (m) enter into any Contract, or relinquish or terminate any Contract or other right, in any individual case with an annual value in excess of $1,500,000 individually or an aggregate value in excess of $5,000,000, other than (i) entering into software license agreements where the Company or any of its Subsidiaries is the licensor in the ordinary course of business consistent with past practice, (ii) service or maintenance contracts entered into in the ordinary course of business consistent with past practice pursuant to which the Company or any of its Subsidiaries is providing services to customers, (iii) termination of leases in connection with restructuring or

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otherwise that do not have a material adverse impact on the business of the Company or any of its Subsidiaries, (iv) non-exclusive distribution, marketing, reselling or consulting agreements entered into in the ordinary course of business consistent with past practice that provide for distribution of a Company Product by a third party, (v) non-exclusive OEM agreements entered into in the ordinary course of business consistent with past practice that are terminable without penalty within twelve months or (vi) Contracts with vendors or suppliers entered into in the ordinary course of business consistent with past practice;

        (n) (i) make or change any material Tax election (other than in the ordinary course of business consistent with past practices), change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file any material claim for Tax refunds, enter into any closing agreement, enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than (A) any such agreement solely between the Company and/or any of its wholly-owned Subsidiaries or (B) any customary commercial or financing agreements, entered into in the ordinary course of business consistent with past practices), or surrender any right to claim a material Tax refund (including any such refund to the extent it is used to offset or otherwise reduce Tax liability), in each case if such action would have any adverse impact on the Company and its Subsidiaries, or (ii) settle any Tax claim, audit or assessment for an amount, with respect to each such settlement, that exceeds the greater of (I) $500,000 and (II) the amount reserved with respect to such item or items, provided, however, that this clause (II) shall not be applicable if such settlement otherwise permitted under this clause (II) could reasonably be expected to have an adverse impact on the Company and its Subsidiaries in future taxable years;

        (o) (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $500,000 in any individual case, other than (w) as required by their terms as in effect on the date of this Agreement, (x) claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves), (y) incurred since the date of such financial statements in the ordinary course of business consistent with past practice, provided that, in the case of each of (w), (x) or (y), the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date or (z) payments in respect of Taxes required by a Governmental Authority, which shall be governed by clause (n), (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $500,000 in any individual case except in the ordinary course of business consistent with past practice, or (iii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party; or

        (p) authorize, commit or agree to take any of the foregoing actions.

     Section 6.02. Stockholder Meeting; Board Recommendation; Proxy Material.

        (a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable

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after the date hereof, for the purpose of voting on the matters requiring Stockholder Approval; provided, that the Stockholder Meeting shall not be held prior to April 4, 2008; and provided, further that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may adjourn or postpone the date of the Stockholder Meeting by no more than five (5) Business Days and the Company shall use its reasonable best efforts during such five (5) Business Day period to obtain such a quorum as soon as practicable, and (ii) the Company may delay, adjourn or postpone the Stockholder Meeting to the extent (and only to the extent) the Company reasonably determines that such delay, adjournment or postponement is required by Applicable Law to comply with any comments made by the SEC with respect to the Proxy Statement or otherwise. Subject to the occurrence of an Adverse Recommendation Change in accordance with Section 6.03, the Company Board shall make the Board Recommendation and use its reasonable best efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Stockholder Meeting. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Section 8.01, the Company shall establish a record date for, call, give notice of, convene and hold the Stockholder Meeting and the matters constituting the Stockholder Approval shall be submitted to the Company’s stockholders at the Stockholder Meeting whether or not (A) an Adverse Recommendation Change shall have occurred or (B) any Acquisition Proposal or Superior Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives. Unless this Agreement is terminated in accordance with Section 8.01, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the Merger at the Stockholder Meeting. The notice of such Stockholder Meeting shall state that a resolution to approve and adopt this Agreement and the Merger will be considered at the Stockholder Meeting, and no other matters shall be considered or voted upon at the Stockholder Meeting without Parent’s prior written consent. The Company agrees it shall establish a record date (the "Record Date") for the Stockholder Meeting that is approximately thirty (30) days prior to the date of the Stockholder Meeting, provided, however, that the Company shall establish a Record Date that is no later than May 30, 2008. Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Stockholder Meeting, unless required to do so by Applicable Law. In the event that the date of the Stockholder Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Stockholder Meeting, as adjourned, postponed or delayed, except as required by Applicable Law. In the event that at any time (whether before or after the date of this Agreement) there shall be instituted or pending any Proceeding initiated by any Person challenging or seeking to make illegal, delay or otherwise directly or indirectly restrain or prohibit the consummation of the Merger, the Company shall use its reasonable best efforts to defend such litigation and to do all things necessary, proper or advisable such that the Company shall not be required to establish a Record Date that is later than May 30, 2008, and shall not be required to change any Record Date that had been previously established.

        (b) Except to the extent expressly permitted by Section 6.03(d): (i) the Company Board (as it may be constituted on the date hereof) shall unanimously recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger (the “Board Recommendation”) at the Stockholder Meeting; (ii) the Proxy Statement

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shall include the Board Recommendation; and (iii) neither the Company Board nor any committee thereof shall fail to make, withdraw or modify, or publicly propose to withhold, withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation.

        (c) As promptly as practicable after the date hereof, the Company and Parent shall prepare jointly and the Company shall file with the SEC the Proxy Statement (but in no event later than thirty (30) calendar days after the date of this Agreement) and as soon as practicable thereafter use its reasonable best efforts to mail to its stockholders the Proxy Statement (but in no event later than five (5) Business Days following clearance of the Proxy Statement by the SEC) and all other proxy materials for the Stockholder Meeting, and if necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) include in the Company’s written response to such comments any comments reasonably proposed by Parent and its counsel, and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC.

Section 6.03. No Solicitation.

        (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, and the Company shall instruct, and cause each applicable Subsidiary, if any, to instruct, each such Representative not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 6.03(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of Delaware Law, or (B) amend or grant any waiver or release or approve any transaction or redeem any Company Rights under the Company Rights Agreement, except in connection with the transactions contemplated by this Agreement, (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal or enter into any

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agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (iv) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.03 by the Company. The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

        (b) Notwithstanding the foregoing provisions of Section 6.03(a), prior to the Stockholder Approval, the Company Board, directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide unsolicited Acquisition Proposal in writing after the date of this Agreement, that did not result from or arise out of a breach of this Section 6.03 (other than any such breach that is unintentional and immaterial in effect), and that the Company Board believes in good faith, after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to lead to a Superior Proposal, and (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement, but in each case under the preceding clauses (i) and (ii), only if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.

        (c) The Company Board shall not take any of the actions referred to in clauses (i) or (ii) of Section 6.03(b), unless the Company shall have notified Parent in writing at least three (3) Business Days before taking such action that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party. In such notice, the Company shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication, offer, proposal or request. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with the same amount of prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal as the members of the Company Board are provided of such meeting. The Company shall, subject to Applicable Law, promptly provide Parent with any non-public information concerning the Company’s business, present or future performance, financial

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condition or results of operations, provided to any Third Party that was not previously provided to Parent.

        (d) Neither the Company Board nor any committee thereof shall duly (i) fail to make, withdraw or modify, or publicly propose to withhold, withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within ten (10) Business Days after the commencement of such offer, (iv) make any public statement inconsistent with the Board Recommendation, or (v) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”). Notwithstanding the preceding sentence, at any time prior to the Stockholder Approval,

      (i) the Company Board, following receipt of and on account of a Superior Proposal, may make an Adverse Recommendation Change, but only if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; provided, however, that the Company Board shall not make an Adverse Recommendation Change, unless (i) the Company promptly notifies Parent, in writing at least four (4) Business Days before making an Adverse Recommendation Change (the “Notice Period”), of its intention to take such action with respect to a Superior Proposal, (ii) the Company attaches to such notice the most current version of the proposed agreement or a detailed summary of all material terms of any such Superior Proposal (which version or summary shall be updated on a prompt basis) and the identity of the Third Party making the Superior Proposal, (iii) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments; it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions); and (iv) Parent does not make, within the Notice Period, an offer that is determined by the Company Board in good faith, after consulting with its outside counsel and financial advisor of nationally recognized reputation, to be at least as favorable to the stockholders of the Company as such Superior Proposal; and

     (ii) the Company Board may, in response to a material fact, event, change, development or set of circumstances (other than an Acquisition Proposal occurring or arising after the date of this Agreement) that was neither known to the Company Board nor reasonably likely as of or prior to the date of this Agreement (and not relating in any way to any Acquisition Proposal) (such material fact, event, change, development or set of circumstances, an “Intervening Event”), fail to make, withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation (which shall

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be deemed to be an “Adverse Recommendation Change”) if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that, in light of such Intervening Event, the failure of the Company Board to effect such an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from or arose out of the announcement, pendency or consummation of the Merger; and, provided, further, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this sentence unless the Company has (A) provided to Parent at least four (4) Business Days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the facts underlying the Company Board’s determination that an Intervening Event has occurred, and the reasons for the Adverse Recommendation Change, in reasonable detail, and (B) during such four (4) Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change as a result of the Intervening Event.

Nothing contained in this Section 6.03(d) shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal; provided that any such disclosure (other than a "stop, look and listen" communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Adverse Recommendation Change unless the Company Board expressly publicly reaffirms its Board Recommendation (x) in such communication, or (y) within two (2) Business Days after requested to do so by Parent.

     Section 6.04. Access to Information. From the date hereof until the Effective Time, the Company shall (i) give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries during normal business hours, (ii) furnish to Parent and its Representatives such financial, Tax and operating data and other information as such Persons may reasonably request (including the work papers of Ernst & Young LLP upon receipt of any required consent from Ernst & Young LLP), and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided, however, that the Company may restrict the foregoing access to the extent that (A) any Applicable Law requires the Company to restrict or prohibit access to any such properties or information, (B) such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information, (C) the disclosure of such information to the other party would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement, or (D) such disclosure relates to individual performance or personnel evaluation records, medical histories or other personnel information that in the Company’s good faith opinion could subject the Company or any of its Subsidiaries to liability. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. The Company shall deliver to Parent, no later than the 30th day following the date hereof, the materials identified in Section 6.04 of the Company Disclosure Schedule.

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     Section 6.05. 401(k) Plans. Effective as of the day immediately preceding the Effective Time, unless otherwise directed in writing by Parent at least ten (10) Business Days prior to the Effective Time, Company shall take all actions necessary to effect the termination of any and all 401(k) plans sponsored or maintained by Company and shall provide Parent evidence that each of Company’s 401(k) plans has been terminated pursuant to an action by the Company Board.

     Section 6.06. Employee Benefits and Service Credit.

        (a) For a period of twelve months following the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide the employees of Parent or the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”), while such Continuing Employees remain so employed, employee benefits, excluding any equity compensation plans, programs, agreements or arrangements, that are no less favorable, in the aggregate, as those provided by Parent and its Subsidiaries during such period. Following the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, assume and honor in accordance with their terms the Change of Control Severance Plan and each Company Employee Plan set forth on Section 7.02(c) of the Company Disclosure Schedule to this Agreement, provided, that nothing herein shall restrict the ability of Parent or the Surviving Company to amend or terminate such Change of Control Severance Plan and such Company Employee Plans in accordance with their terms and Applicable Law. Following the Effective Time, Parent will give each Continuing Employee full credit for prior service with the Company or its Subsidiaries (or prior service with any predecessor corporation that is recognized by the Company immediately prior to the Effective Time) for purposes of eligibility, vesting and accrual of benefits under any Parent Employee Plans (but not for purposes of benefits accrual under any defined benefit pension plan), except where such credit would result in a duplication of benefits. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable medical and dental plan of the Company or its Subsidiaries and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Parent Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses and severance benefits (but excluding equity-based compensation plans and any contract, offer letter or agreement of Parent or any of its Subsidiaries with or addressed to an individual), for the benefit of, or relating to, the current employees of Parent or its Subsidiaries and with respect to which eligibility has not been frozen.

        (b) Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.06 with respect to employees are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any employees, former employees, any participant in any Company Employee Plan or any beneficiary thereof or any right to continued employment with Parent, Company, the Surviving Corporation or any of their Subsidiaries, nor shall require Parent, the Surviving Corporation or any of their Subsidiaries to continue or amend any particular benefit plan after the

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consummation of the transactions contemplated in this Agreement for any employee or former employee of Company or any of its Subsidiaries, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

     Section 6.07. Company Rights Agreement; State Takeover Laws.

        (a) The Company shall take all further actions (in addition to those referred to in Section 4.26(b)) reasonably requested by Parent in order to render the Company Rights inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, and to cause the Company Rights to expire at the Effective Time.

        (b) If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Subsidiary, the Merger, the Voting Agreements or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Subsidiary, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

     Section 6.08. [INTENTIONALLY OMITTED].

     Section 6.09. Obligations of Merger Subsidiary. Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 6.10. Voting of Shares. Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting, and will vote or cause to be voted the shares of Merger Subsidiary held by it or any of its Subsidiaries, as the case may be, in favor of adoption of this Agreement.

Section 6.11. Director and Officer Liability.

        (a) For six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 6.11(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 250% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”), which amount is set forth in Section 6.11(a) of the Company Disclosure Schedule, and if such premiums for such insurance would at any time exceed 250% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s judgment, provide the maximum coverage available at an annual premium equal to 250% of the Current Premium. The

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provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated by this Agreement, provided that the amount paid for such prepaid policies does not exceed the amount set forth on Section 6.11 of the Company Disclosure Schedule. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

        (b) From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement in effect between the Company or any of its Subsidiaries and any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”); and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company as in effect on the date of this Agreement. From the Effective Time through the sixth anniversary of the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the certificate of incorporation and bylaws of the Company, and such provisions shall not be amended, repealed, or otherwise modified in any manner that could adversely affect the rights thereunder of any person benefited by such provisions. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation or Parent, as applicable, a written notice asserting a claim for indemnification under any of the provisions set forth in clauses (i) or (ii) above, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.

        (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

Section 6.12. Reasonable Best Efforts.

        (a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in Section 6.12(b), each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this

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Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the obtaining of all necessary Consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Subject to applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the U.S. Federal Trade Commission, or any other Governmental Antitrust Authority and (iii) furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable Foreign Competition Laws, without the prior written consent of the other. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.12 as “Antitrust Counsel Only Material”. Notwithstanding anything to the contrary in this Section 8.01, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

        (b) Without limiting the generality of the undertakings pursuant to this Section 8.01, the parties hereto shall (i) provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation law, regulation or order (“Antitrust Laws” and each such Governmental Authority, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any Antitrust Laws as promptly as practicable following the date of this Agreement (but in no event more than ten (10) Business Days from the date hereof except by mutual consent confirmed in writing) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act and any additional consents and filings under any Antitrust Laws; (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of

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the transactions contemplated by this Agreement by any Governmental Authority; (iii) use their reasonable best efforts to contest on the merits, through litigation in United States District Court and through administrative procedures in relation to other Government Authorities, any objections or opposition raised by any Governmental Authority; (iv) use their reasonable best efforts to defend on appeal any favorable decision on the merits in United States District Court or through administrative procedures, including but not limited to seeking to have overturned or set aside any decisions or orders prohibiting the consummation of the transactions contemplated by this Agreement after the parties have prevailed on the merits in United States District Court or through administrative procedures, as the case may be; and (v) use their reasonable best efforts to have overturned or reversed on appeal any decisions or orders issued by a United States District Court or the European Commission prohibiting the consummation of the transactions contemplated by this Agreement unless Parent has received a written opinion from outside counsel that such an appeal is unlikely to succeed.

        (c) Each of the Company, Parent and Merger Subsidiary shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third-party consents. Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.

        (d) Notwithstanding anything in this Agreement to the contrary, in connection with the receipt of any necessary governmental approvals or clearances (including under any Antitrust Law), neither Parent nor the Company shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets or business of Parent, the Company or any of their respective subsidiaries or the conduct of their business in a specified manner.

        (e) Each of Parent and Merger Subsidiary agrees that, between the date of this Agreement and the Closing Date, each of Parent and Merger Subsidiary shall not, and shall ensure that none of its Subsidiaries or other Affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby.

     Section 6.13. Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 6.14. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or

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make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except as such release or announcement may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith.

     Section 6.15. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 6.16. Cooperation. Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement (including Section 6.12), each of the parties agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under Applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including: (a) the satisfaction of the conditions precedent to the obligations of the Company (in the case of Parent) or Parent and Merger Sub (in the case of the Company); (b) the obtaining of applicable consents, waivers or approvals of any Persons required under the terms of Material Contracts; (c) the defending of any Proceeding challenging this Agreement or the performance of the obligations hereunder; and (d) the execution and delivery of such instruments, and the taking of such other actions, as any other party may reasonably request in order to carry out this Agreement.

     Section 6.17. Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

     Section 6.18. Notice of Certain Events. (a) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to Applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material (individually or in the aggregate) operational developments, the status of relationships with customers and resellers, the status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided that (i) no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with

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respect thereto) or the conditions to the obligations of the parties under this Agreement, and (ii) nothing herein shall obligate the Company to disclose any information that in the good faith opinion of the Company could be considered a potential violation of the Antitrust Laws.

         (b)  Each party shall promptly notify the other party of:

     (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

     (iii) any Proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or Section 5.06, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement; and

     (iv) any inaccuracy of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Article 7 not to be satisfied.

        (c) The Company shall promptly notify Parent of any notice or other communication from any party to any Material Contract to the effect that such party is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement.

     Section 6.19. Confidentiality. Parent and Merger Subsidiary agree that, from and after the date of this Agreement, each shall, and shall cause its Affiliates and Representatives to, hold all Confidential Information in confidence and not disclose it, in whole or in part, to any person, except as required by law, regulation or legal process. “Confidential Information” shall mean all written information about the business, customers, products, financial condition, operations, assets and liabilities of the Company; provided, that “Confidential Information” shall not include any information (i) that was publicly available prior to its disclosure to Parent or Merger Subsidiary or any of their respective Representatives or thereafter becomes publicly available without any violation of any confidentiality obligation by Parent or Merger Subsidiary or any of their respective Representatives; (ii) that is independently developed by Parent or Merger Subsidiary or any of their respective Representatives without use of any Confidential Information or (iii) that is already in the possession of Parent or Merger Subsidiary or any of their respective Representatives, provided that such information is not known by Parent or Merger Subsidiary or any of their respective Representatives, after reasonable inquiry to be subject to another confidentiality agreement or other obligation of secrecy to the Company. If Parent or Merger Subsidiary or any of their respective Representatives is required by law, regulation or legal process to disclose any of the Confidential Information, Parent or Merger Subsidiary will provide the Company with prompt notice so that the Company may seek a

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protective order or other appropriate remedy. Parent and Merger Subsidiary will cooperate with the Company if the Company seeks to obtain such protective order or other remedy.

ARTICLE 7 CONDITIONS TO THE MERGER

     Section 7.01. Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions:

        (a) the Stockholder Approval shall have been obtained;

        (b) no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or other action (other than an Order issued pursuant to an Antitrust Law) that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no law or regulation shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited; and

        (c) the applicable waiting period (and any extension thereof, subject to Section 6.12(a)) applicable to the Merger under the HSR Act or any Foreign Competition Law set forth in Section 7.01(c) of the Company Disclosure Schedule shall have expired or been terminated; any affirmative approval of a Governmental Authority required under any Foreign Competition Law set forth in Section 7.01(c) of the Company Disclosure Schedule shall have been obtained; and neither a United States District Court nor the European Commission shall have issued any Order or other action pursuant to an Antitrust Law that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger.

     Section 7.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

        (a) (i) each of the Specified Company Representations, to the extent not qualified as to materiality or “Company Material Adverse Effect”, shall be true in all material respects, and to the extent so qualified shall be true in all respects, when made and as of immediately prior to the Effective Time as if made at and as of such time (other than any Specified Company Representation that is made only as of a specified date, which need only to be true in all material respects as of such specified date), (ii) the Other Company Representations, disregarding any materiality or Company Material Adverse Effect qualifications contained therein, shall be true when made and as of immediately prior to the Effective Time as if made at and as such time (other than any Other Company Representations that are made only as of a specified date, which need only to be true as of such specified date); provided that the Other Company Representations as modified in clause (ii) shall be deemed true at any time unless the individual or aggregate impact of the failure to be so true of the Other Company Representations would have or reasonably be expected to have a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect;

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        (b) the Company shall have performed in all material respects its obligations under the Agreement, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect;

        (c) an independent committee shall not have been appointed pursuant to Section 13 of the Change in Control Severance Plan, and no trust shall have been established and/or funded in connection with the Change in Control Severance Plan, pursuant to Section 15 thereof or otherwise, or any other Company Employee Plan set forth on Section 7.02(c) of the Company Disclosure Schedule; and

        (d) there has not been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 7.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

        (a) The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty that is made only as of a specified date, which need only to be true in all material respects as of such specified date), and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect; and

        (b) Parent and Merger Subsidiary shall have performed in all material respects their respective obligations under the Agreement, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect.

ARTICLE 8
TERMINATION

     Section 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

         (a) by mutual written agreement of the Company and Parent;

         (b) by either the Company or Parent, if:

     (i) the Merger has not been consummated on or before the nine month anniversary of the date of this Agreement (subject to possible extension as provided below, the “End Date”), provided, that, if the condition to the completion of the Merger set forth in Section 7.01(c) (only with respect to matters relating to the Antitrust Laws) shall not have been satisfied by the End Date (as it may be extended as set forth below), but all other conditions set forth in Article 7 would be satisfied if the Closing Date were to occur on such date, then either Parent or the Company shall be entitled to extend the End Date by a three month period by written notice to the other party (the End Date may

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be so extended not more than twice at the election of either Parent or the Company, and thereafter it may be extended for one additional time at the sole discretion and election of Parent), it being understood that in no event shall the End Date be extended to a date that is later than the eighteen-month anniversary of this Agreement; provided further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose willful or intentional material breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date; provided further, that if, as of the End Date (as it may be extended), all material conditions to the completion of the Merger set forth in Section 7.01(c) have been satisfied except that a pending decision, opinion, or order from a Governmental Authority that is required in order to consummate the Merger has not yet issued, then the End Date shall be tolled until the pending Governmental Authority decision, opinion, or order has been issued, whether or not that would result in the End Date occurring later than the eighteen-month anniversary of this Agreement;

     (ii) any Governmental Authority of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or if there shall be adopted any law or regulation that makes consummation of the Merger illegal or otherwise prohibited; or

     (iii) the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof);

        (c) by Parent:

     (i) if an Adverse Recommendation Change shall have occurred;

     (ii) if the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 6.03(b)) relating to any Acquisition Proposal;

     (iii) if the Company or any of its Representatives shall have willfully and materially breached any of its obligations under Section 6.03; or

     (iv) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.02(a) or Section 7.02(b), respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of

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commercially reasonable efforts prior to the End Date and within thirty (30) days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.01(c)(iv) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(iv) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(d) by the Company:

     (i) if prior to the Stockholder Approval, the Company Board authorizes the Company, in compliance with the terms of this Agreement, including Section 6.03(d), to enter into a binding definitive agreement in respect of a Superior Proposal with a Third Party; provided that the Company shall have paid any amounts due pursuant to Section 9.04 in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such binding definitive agreement;

     (ii) in the event (A) of a material breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate in any material respect; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d)(ii) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Merger Subsidiary ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent or Merger Subsidiary continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if such breach or inaccuracy by Parent or Merger Subsidiary is cured within such thirty (30) calendar day period).

     The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to each other party hereto.

     Section 8.02. Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto; provided that no such termination shall relieve any party hereto of any liability for damages resulting from any willful or intentional breach of this Agreement;

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provided, however, that in the event that Parent or Merger Subsidiary shall have any liability for damages resulting from any willful or intentional breach of this Agreement, the liability of Parent and Merger Subsidiary for such damages shall be reduced by any amount paid by Parent under Section 9.04(f) of this Agreement. The provisions of this Section 8.02 and Sections 9.04, 9.05(b), 9.06, 9.07 and 9.08 shall survive any termination hereof pursuant to Section 8.01.

ARTICLE 9
MISCELLANEOUS

     Section 9.01. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent, to:

Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
Attention: Dorian Daley
                Brady Mickelsen
Facsimile No.: (650) 633-1813

with a copy to:
          Latham & Watkins LLP
          505 Montgomery Street Suite 2000
          San Francisco, CA 94111-2562
          Attention: John M. Newell
                          Paul D. Tosetti
          Facsimile No.: (415) 395-8095

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if to the Company, to:

BEA Systems, Inc. 2315 North First Street San Jose, California 95131 Attention: Alfred S. Chuang Facsimile No.: (408) 570-8091

with a copy to: Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attention: Andrew R. Brownstein James Cole, Jr. Facsimile No.: (212) 403-2000

     Section 9.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

     Section 9.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under Delaware Law unless the required further approval is obtained.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04. Expenses.

        (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that the Company and Parent shall share equally all filing fees payable pursuant to the HSR Act or any Foreign Competition Law.

        (b) If this Agreement is terminated pursuant to Section 8.01(c)(i), (ii) or (iii), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $250,000,000 (the “Termination Fee”).

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        (c) If this Agreement is terminated pursuant to Section 8.01(d)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

        (d) If this Agreement is terminated pursuant to Section 8.01(b)(i) or 8.01(b)(iii) and (i) prior to such termination (in the case of termination pursuant to Section 8.01(b)(i)) or the Stockholder Meeting (in the case of termination pursuant to Section 8.01(b)(iii)), an Acquisition Proposal shall have been publicly announced and not publicly withdrawn, and (ii) within twelve (12) months following the date of such termination the Company shall have (A) entered into a definitive agreement with respect to, or (B) consummated, an Acquisition Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after entering into such definitive agreement, or consummating such transaction, the Termination Fee (it being understood for all purposes of this clause (d), all references in the definition of Acquisition Proposal to 15% shall be deemed to be references to 50% instead).

        (e) In the event that this Agreement is terminated pursuant to Section 8.01(b)(iii), the Company shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay all of Parent’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, but in no event more than $25,000,000 (the “Parent Expenses”) as directed by Parent in writing; provided that the amount of any payment of the Parent Expenses pursuant to this Section 9.04(e) shall be credited against any obligation of the Company to pay the Company Termination Fee pursuant to Section 9.04(d) .

        (f) In the event that the Company has not breached its obligations under Section 6.12 of this Agreement (other than any such breach that is unintentional and immaterial in effect) and either: (i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i), and at the time of such termination, either (A) the condition set forth in Section 7.01(c) shall not have been satisfied or waived, or (B) there any exists any Antitrust Prohibition, or (ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(ii) (if attributable to Antitrust Law), and at the time of such termination under either Section 8.01(b)(i) or 8.01(b)(ii), all other conditions to the obligations of Parent and Merger Subsidiary to consummate the Merger set forth in Article 7 of this Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), then Parent shall pay a termination fee equal to $500,000,000 (the “Parent Termination Fee”) within five (5) Business Days following such termination by wire transfer of immediately available funds to an account designated in writing to Parent by the Company no later than two (2) Business Days after such termination.

        (g) Each party acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if (i) the Company fails to pay any amount due to Parent pursuant to this Section 9.04, when due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with

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any action taken to collect payment (including the prosecution of any lawsuit or other legal action) or (ii) Parent fails to pay any amount due to the Company pursuant to this Section 9.04, when due, Parent shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), in each case, together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid.

     Section 9.05. Binding Effect; No Third Party Beneficiaries; No Assignment.

        (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 6.11 (which shall be to the benefit of the parties referred to in such section), shall inure only to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 6.11 no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto, and nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

        (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void.

     Section 9.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

     Section 9.07. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware in and for New Castle County Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

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Section 9.08. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 9.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

     Section 9.10. Entire Agreement. This Agreement, together with the Voting Agreements, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

     Section 9.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 9.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     Section 9.13. Disclosure Schedules. Any reference in a particular section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a

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disclosure for purposes of) would be reasonably apparent from such item. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the ordinary course of business.

     Section 9.14. Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                                                                                                                                                     BEA SYSTEMS, INC.

                                                                                                                                                                                     By:   /s/ Alfred S. Chuang
                                                                                                                                                                                             Name: Alfred S. Chuang
                                                                                                                                                                                             Title: Chief Executive Officer

                                                                                                                                                                                     ORACLE CORPORATION

                                                                                                                                                                                     By:   /s/ Charles E. Phillips, Jr.
                                                                                                                                                                                             Name: Charles E. Phillips, Jr.
                                                                                                                                                                                             Title: President

                                                                                                                                                                                     BRONCO ACQUISITION CORPORATION

                                                                                                                                                                                     By:   /s/ Charles E. Phillips, Jr.
                                                                                                                                                                                             Name: Charles E. Phillips, Jr.
                                                                                                                                                                                             Title: President

Signature page to Agreement and Plan of Merger